THE HERFZELD CARIBBEAN BASIN FUND, INC.

FOR IMMEDIATE RELEASE
Miami, Florida                                       Nasdaq Capital Market: CUBA
November 16, 2006                                               Cusip: 42804T106

Thomas J. Herzfeld Advisors, Inc.
PO Box 161465
Miami, FL  33116
www.herzfeld.com

        The Herzfeld Caribbean Basin Fund, Inc. Declares $1.00 Per Share Year-End Distribution and Establishes Dividend Reinvestment Plan

Miami, FL - The Board of Directors of The Herzfeld Caribbean Basin Fund, Inc. (Nasdaq Capital Market: CUBA) declared a year-end distribution from net long-term capital gains of $1.00 per share, payable on January 12, 2007 to stockholders of record December 15, 2006. The distribution is taxable to stockholders for the calendar year 2006. In connection with this and future year-end distributions, the Board approved a Dividend Reinvestment Plan, which provides for stockholders to receive their distribution in additional shares of the Fund.

Under the Plan, each stockholder on the record date of a distribution will receive their distribution in additional whole or fractional shares of the Company's Common Stock, unless the stockholder provides specific instructions to receive the distribution in cash. The plan is administered by Investor's Bank and Trust (the "Plan Agent").

Stockholders of record December 15, 2006 will be mailed detailed information about the Plan and specific instructions on how to "opt out" of the Plan and elect to receive distributions in cash. If no election to receive the distributions in cash is made by a stockholder, payment will be made in stock. Stockholders who wish to receive the cash option should watch for an election form over the next few weeks or contact their broker to make the election. Persons who purchase shares of the Fund after the record date for the 2006 year-end distribution and who do not wish to have distributions automatically reinvested should notify the Plan Agent at (617) 937-6870.

The reinvestment of distributions in additional shares of the Fund does not relieve stockholders of any federal, state or local taxes which may be payable (or required to be withheld on distributions). Stockholders will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, stockholders should consult with their own tax advisors.

Including this distribution, The Herzfeld Caribbean Basin Fund, Inc. will have paid a total of $2.686 per share in distributions since the Fund's inception in 1994.


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The Herzfeld Caribbean Basin Fund, Inc. is a closed-end fund managed by
HERZFELD/CUBA a division of Thomas J. Herzfeld Advisors, Inc. (based in Miami). The Fund seeks long-term capital appreciation. To achieve its objective the Fund invests in issuers that are likely, in the Advisor's view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which the Fund considers to consist of Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, Venezuela and the United States.

Thomas J. Herzfeld Advisors, Inc. specializes in the field of closed-end funds. Information about the advisor and the Fund can be found at www.herzfeld.com.


For further information contact:
Cecilia L. Gondor
305-271-1900